AMENDMENT TO RESTATED BY-LAWS

OF TAUBMAN CENTERS, INC.

Section 7.01 of the Restated By-Laws of the Corporation is hereby deleted in its entirety and replaced with the following:

“Section 7.01. FORM; SIGNATURE.

The shares of the Corporation shall be represented by certificates in such form or forms as shall be determined by the Board of Directors and shall be signed by the Chairman of the Board, President or a Vice-President and the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer of the Corporation, and if a seal has been provided by the Corporation, may be sealed with the seal of the Corporation or a facsimile thereof. The signatures of the officers upon a certificate may be facsimiles if the certificate is countersigned by a Transfer Agent or registered by a Registrar other than the Corporation or its employee. In case any officer who has signed or whose facsimile has been placed upon a certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer at the date of issue. Notwithstanding the foregoing, the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s shares may be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Within a reasonable time after the issuance or transfer of shares without certificates, the Corporation shall send the shareholder a written statement containing the information Michigan law requires to be on certificates. Notwithstanding the adoption of a resolution by the Board of Directors providing that any class or series of shares of the Corporation may be uncertificated, every holder of uncertificated shares shall be entitled to receive from the Corporation a certificate representing the number of shares registered in such holder’s name.”

Dated: May 18, 2005